EXHIBIT 99.1

Statement by Chuck Greener
Senior Vice President — Communications
Fannie Mae
December 23, 2004

On December 22, 2004, Fannie Mae received a letter from our safety and soundness regulator, the Office of Federal Housing Enterprise Oversight (OFHEO), that approved Fannie Mae’s payment of dividends on all series of Fannie Mae preferred stock due to be paid on December 31, 2004. In rendering its decision, OFHEO in its letter stated that the December 31 dividend payment would enhance Fannie Mae’s ability to restore capital to minimum required levels, enhance the long-term safety and soundness of Fannie Mae, and is in the public interest.

OFHEO also stated that, at this time, it is not prepared to issue an approval for subsequent periods and will continue to review dividend payment requests for each quarter based upon the facts and conditions existing at the time. OFHEO said that, in each case, OFHEO would continue to assess the impact on safety and soundness, the impact on achievement and maintenance of appropriate capital levels, and the public interest.

We are appreciative of OFHEO’s quick review and responsiveness on this issue.

Contact:	Janice Daue
(202) 752-2131